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                                                                   Exhibit 5


                              January 30, 2003




The Laclede Group, Inc.
720 Olive Street
St. Louis, MO  63101

Ladies and Gentlemen:

         I am Secretary of The Laclede Group, Inc. (the "Company"), and in such capacity I am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the "Registration Statement") which registers under the Securities Act of 1933, as amended, 50,000 shares of Common Stock of the Company ("Shares") which may be purchased pursuant to The Laclede Group Restricted Stock Plan for Non-Employee Directors (the "Plan"), including 50,000 Preferred Share Purchase Rights.

         I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein.

         On the basis of the foregoing, I am of the opinion that the Shares (including the Preferred Share Purchase Rights) to which the Registration Statement relates, when sold in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                 Sincerely,

                                 /s/ Mary C. Kullman

                                 Mary C. Kullman

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